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                                                                     Exhibit 4.1


                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES B AND SERIES C PREFERRED STOCK

                                       OF

                           NATIONAL AUTO CREDIT, INC.

                              ---------------------
                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware
                              ---------------------

         The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of National Auto Credit, Inc. (the "CORPORATION"), a Delaware corporation, at a meeting duly called and held, a quorum being present:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of Article FOURTH of the Corporation's Restated Certificate of Incorporation, two new series of Preferred Stock of the Corporation are hereby created and designated as the Series B Preferred Stock and the Series C Preferred Stock.

         The rights, preferences, privileges, and restrictions granted to and imposed on the Series B Preferred Stock, which series shall consist of 275,000 authorized shares, are as set forth in Articles I and III below.

         The rights, preferences, privileges, and restrictions granted to and imposed on the Series C Preferred Stock, which series shall consist of 735,000 authorized shares, are as set forth in Articles II and III below.

         I.       THE SERIES B PREFERRED STOCK

         1.  CONVERSION.

         (a) VOLUNTARY CONVERSION. The Holders (as hereinafter defined) of shares of the Series B Preferred Stock shall have the right to convert such shares as follows:

                (i) RIGHT TO CONVERT. Each share of Series B Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or, if there then be such a registrar and transfer agent, the registrar and transfer agent for such stock, into ten (10) (as the same may be adjusted pursuant to SUBSECTION (C) BELOW, the "SERIES B CONVERSION RATE"), shares of the Corporation's common stock ("COMMON STOCK"), par value $.05 per share, which shares of Common Stock upon issuance shall be validly issued, fully paid and nonassessable. As used herein, the "HOLDER" of any share of capital stock or other security shall mean the registered holder thereof as reflected in the books and records of the Corporation or, if there be such a registrar and transfer agent, in the books and record of the registrar and transfer agent for such share of capital stock or other security.



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                  (ii) MECHANICS OF CONVERSION. Any Holder of shares of Series B
Preferred Stock shall be entitled to convert the same into shares of Common Stock, only upon (A) the surrender of the certificate or certificates therefor, duly endorsed, at the office of the Corporation or, if there then be such a registrar and transfer agent, at the office of the registrar and of any transfer agent for the Series B Preferred Stock, and (B) the delivery by such Holder of written notice to the Corporation at its principal corporate office of such Holder's election to convert the same, which notice shall state therein the name or names in which the certificate or certificates for shares of Common Stock issuable upon the conversion of such shares of Series B Preferred are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver, or cause to be issued and delivered, at such office to such Holder, or to the specified nominee or nominees of such Holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and as of the close of business on such date, (A) the Holder of the shares of Series B Preferred Stock surrendered for conversion shall cease to have any voting or other rights attendant to or associated with such shares, excepting only the right to receive shares of Common Stock upon the conversion thereof as contemplated hereby, and
(B) the Person (as hereinafter defined) or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock. As used herein, "PERSON" means any individual, corporation, partnership (general or limited), limited liability company, joint venture or other business entity.

         (b)  MANDATORY CONVERSION.

                  (i) AUTOMATIC CONVERSION. Upon the occurrence of a Reading Termination (as hereinafter defined), each and all of the outstanding shares of Series B Preferred Stock shall automatically convert into shares of Common Stock at the Series B Conversion Rate. As used herein, a "READING TERMINATION" means the termination of that certain Stock Purchase And Standstill Agreement, dated as of November 3, 2000, by and among, on the one hand, Reading Entertainment, Inc., FA, Inc., Citadel Holding Corporation and Craig Corporation and, on the other hand, the Corporation.

                  (ii) MECHANICS OF CONVERSION. Promptly following a Reading Conversion, the Corporation shall furnish or cause to be furnished to each Holder of outstanding shares of Series B Preferred Stock written notice, which notice shall state (A) that a Reading Conversion has occurred and that, as a consequence thereof, all of the outstanding shares of Series B Preferred Stock have been converted automatically into shares of Common Stock and (B) the Series B Conversion Rate then in effect and shall request that such Holder surrender and deliver to the Corporation or, if there then be such a registrar and transfer agent, the registrar and transfer agent for the Common Stock and Series B Preferred Stock, the stock certificate or certificates representing all of the shares of Series B Preferred Stock owned or held by such Holder. Promptly following the surrender and delivery of such stock certificate or certificates as so requested, the Corporation shall issue and deliver, or cause to be issued and delivered, at the Corporation's principal office or the office of such registrar and transfer agent to such Holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock so surrendered have been converted. As of the close of business on the date a Reading Termination occurs, the Holder of any shares of Series B Preferred Stock shall


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cease to have any voting or other rights attendant to or associated with such shares, excepting only the right to receive shares of Common Stock upon the conversion thereof as contemplated hereby, and upon surrender and delivery of the stock certificate or certificates for his, her or its shares of Series B Preferred Stock as provided above, such Holder shall be treated for all purposes as the record holder of the shares of Common Stock issuable upon conversion of such shares as contemplated above.

         (c)  CONVERSION RATE ADJUSTMENTS OF SERIES B PREFERRED STOCK.

         In the event that the Corporation shall, at any time or from time to time while the shares of Series B Preferred Stock are outstanding, (i) declare a dividend or distribution on the Common Stock in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock into a greater number of shares or (iii) combine the outstanding shares of Common Stock into a smaller number of shares, in each case, whether by reclassification of shares, recapitalization of the Corporation (including a recapitalization effected by a merger or consolidation) or otherwise, the Series B Conversion Rate in effect shall be proportionately adjusted so that the Holder of any share of Series B Preferred Stock converted after the record date for (or, if there be no record date for such event, the effective date of) such events shall be entitled to receive, upon conversion of his/her/its shares of Preferred Stock, the number of shares of Common Stock that such Holder would have been entitled to receive had such Series B Preferred Stock been converted immediately prior to such record date (or, if there be no record, such effective date). The Series B Conversion Rate shall be adjusted, cumulatively, for each and every event set forth above in this paragraph occurring prior to the effective date of the conversion.

         In case of any consolidation or merger of the Corporation with another Person, each share of Series B Preferred Stock shall thereafter be convertible only into the number of shares of stock or other securities or property, including cash, to which a Holder of the number of shares of Common Stock deliverable upon conversion of such share of the Series B Preferred Stock would have been entitled received upon such consolidation or merger had such share of Series B Preferred Stock been converted immediately prior to the record date for (or, if there be no record date for such event, the effective date of) such consolidation or merger; and, in any such case, appropriate adjustments shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holders of the Series B Preferred Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Series B Conversion Rate) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other securities thereafter deliverable upon the conversion of shares of Series B Preferred Stock.

         (d) NOTICES OF ADJUSTMENT. Whenever one or more adjustments to the Series B Conversion Rate are required by the provisions of this subsection (d), the Corporation shall promptly place on file with the registrar and transfer agent, if any, for the Common Stock and the Series B Preferred Stock, and with the Secretary of the Corporation, a statement signed by two officers of the Corporation stating the adjusted Series B Conversion Rate. Such statement shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing each such adjustment. Promptly after each adjustment to the Series B Conversion Rate, the Corporation shall mail a notice thereof to each Holder of shares of Series B Preferred Stock containing a brief description of the transaction causing such adjustment and the resulting




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Series B Conversion Rate. The Corporation shall, upon the written request at any time of any Holder of shares of Series B Preferred Stock, furnish or cause to be furnished to such Holder a certificate setting forth (A) any adjustment and readjustment of the Series B Conversion Rate pursuant to this subsection (c) above, (B) the Series B Conversion Rate at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series B Preferred Stock.

         (e) NO IMPAIRMENT. Absent prior written consent of the Holders of a majority of the outstanding shares of Series B Preferred Stock, the Corporation shall not enter into any standstill or similar agreement, or any modification or amendment thereof, that would prohibit or restrict in any material respect (including by requiring stockholder approval) the ability of the corporation to issue shares of Common Stock upon conversion of the Series B Preferred Stock.

         (f) NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up or down to the nearest whole share (with one-half being rounded upward). Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the Holder thereof is at the time converting into shares of Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the Holder of such shares of Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Certificate of Incorporation of the Corporation.

         2.  VOTING RIGHTS.

                  (a) GENERAL VOTING RIGHTS. The Holder of each share of Series B Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock could then be converted, and with respect to such vote, such Holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote; provided, however, that, notwithstanding anything contained herein to the contrary, for so long as the Holders of shares of Series B Preferred Stock, voting as a class, shall be entitled hereunder to elect one or more members to the Corporation's Board of Directors




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(the "BOARD"), the holders of shares of Series B Preferred Stock shall not otherwise be able to exercise any vote with respect to the election of any member to the Board.. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series B Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

                  (b) CLASS VOTING FOR THE ELECTION OF DIRECTORS. For so long as at least two hundred and five thousand (205,000 shares) of Series B Preferred Stock are issued and outstanding, the Holders of shares of Series B Preferred Stock, voting separately as a class, shall be entitled to nominate and elect the lesser of (i) two (2) members to the Board or (ii) a number of directors that would represent one-sixth (1/6) of the entire membership of the Board; and for so long as at least one hundred and ten thousand (110,000) shares of Series B Preferred Stock are issued and outstanding, the Holders of shares of Series B Preferred Stock, voting separately as a class, shall be entitled to nominate and elect one (1) member to the Board. To the extent the Holders of shares of Series B Preferred Stock shall be entitled to nominate or elect two (2) members to the Board, such right shall be exercisable only with respect to members of the Board who have different terms as members of the Board unless all members of the Board have the same term. For foregoing right to nominate or elect members to the Board shall (except with respect to certain vacancies as provided below) only apply with respect to an election at an annual meeting of shareholders of the Corporation and shall first be available (subject to the foregoing terms and conditions) with respect to the first annual meeting of shareholders of the Corporation next following the initial issuance of shares of Series B Preferred. At least twenty (20) days prior to the distribution by the Corporation to its shareholders of a proxy statement relating to any annual meeting at which the Holders of shares of Series B Preferred Stock shall, as provided above, be entitled to nominate and elect a member to the Board, the Corporation shall give written notice (a "PROPOSED ANNUAL MEETING NOTICE") of such proposed annual meeting to all Holders of the then outstanding shares of Series B Preferred Stock and shall therein solicit from such Holders a nominee to be elected a member of the Board at such meeting. Following receipt of a Proposed Annual Meeting Notice from the Corporation, any Holder shall be entitled to give the Corporation written notice (a "NOMINEE NOTICE") specifying such individual (any such individual, a "PROPOSED CANDIDATE") as such Holder may wish to have nominated for election to the Board at the next annual meeting of shareholders, which notice shall be signed by such Holder, and upon the giving of any Nominee Notice, the Holder giving the same shall be deemed to have voted all of his/her/its shares of Series B Preferred Stock in favor of the nomination of the Proposed Candidate named in such Notice for election to the Board. The Corporation shall include in the proxy statement for such annual meeting, as a candidate for election to the Board at such meeting, the Proposed Candidate who has received the most votes from Holders as reflected in Nominee Notices received by the Corporation prior to the close of business on the fifteenth
(15th) day following the date on which the Corporation gave the Proposed Annual Meeting Notice (or prior to the close of business on the business day next preceding such fifteenth day, if such fifteenth day is not a business day); provided, however, that the Corporation shall not be required to include such Proposed Candidate in such proxy statement as a nominee for election to the Board unless, on or before the close of business on such fifteenth day (or prior to the close of business on the business day next preceding such fifteenth day, if such fifteenth day is not a business day), in writing signed by such Proposed Candidate, all such information with respect to such Proposed Candidate as may be required to




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be set forth in such proxy statement under applicable law and such other information as the Corporation may reasonably request. The Holders of shares of Series B Preferred Stock shall not be entitled to take any action at any meeting at which Holders of shares of Series B Preferred Stock are entitled to act separately as a class unless a quorum thereof is present in person or represented by proxy, where a quorum shall consist of the Holders of a majority of the then issued and outstanding shares of Series B Preferred Stock, and with respect to any vote to be taken by the Holders of shares of Series B Preferred Stock voting separately as a class, each Holder shall be entitled to one (1) vote for each share of Series B Preferred Stock owned of record by such Holder.

         In the case of any vacancy (other than a vacancy caused by removal) in the office of a director elected by the Holders of Series B Preferred Stock as contemplated by the foregoing provisions of this Section 2, the remaining director elected by the Holders of Series B Preferred Stock as contemplated by the foregoing provisions of this Section 2 (if there should be such a director) shall be entitled to elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the Holders of shares of Series B Preferred Stock, or by any director so elected as provided in the immediately preceding sentence, may be removed during the aforesaid term of office, either with or without cause, by, and (except as provided in the last sentence of this subsection (c)) only by, the affirmative vote of the Holders of shares of Series B Preferred Stock, given either at a special meeting of such Holders duly called for that purpose or pursuant to a written consent of such Holders, and any vacancy thereby created may be filled by the Holders of shares of Series B Preferred Stock represented at the meeting or pursuant to unanimous written consent. Notwithstanding anything contained in herein to the contrary, any director elected by the Holders of shares of Series B Preferred Stock may be removed by the affirmative vote of at least two-thirds (2/3) of the entire Board, exclusive of such director, if such director has, during the period such director was serving on the Board, (i) been guilty of fraud, embezzlement or defalcation against the Board, the Corporation or any of its subsidiaries or against any customer, client, vendor or supplier of the Corporation or any of its subsidiaries, (ii) been employed as an officer of the Corporation or any of its subsidiaries and such employment has been terminated for cause or (iii) has been convicted of any criminal act for which such director can be incarcerated for one year or more (regardless of whether such director is in fact incarcerated).

         II.      THE SERIES C CONVERTIBLE PARTICIPATING PREFERRED STOCK

         1. REDEMPTION BY HOLDER.

         (a) TIMING OF REDEMPTION RIGHT. At any time after the earlier of September 30, 2003 or the occurrence of a Redemption Event (as hereinafter defined), but in any event, no earlier than January 1, 2003, a Holder of shares of Series C Preferred Stock shall be entitled to give a Redemption Notice (as hereinafter defined) with respect to such of those shares as such Holder desires to have the Corporation redeem. Following receipt of an appropriate Redemption Notice, the Corporation (as more fully set forth below) shall, to the extent it may lawfully do so, redeem the shares of Series C Preferred Stock specified in such Notice by paying in cash therefor in an amount (the "REDEMPTION PAYMENT AMOUNT") equal to the product of (A) the number of shares of Series C Preferred Stock with respect to which such Redemption Notice has been given times (B) the greater of (x) $15.00 (as adjusted for any stock splits, stock dividends, recapitalizations





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or the like) plus all declared but unpaid dividends on such shares or (y) ten
(10) times the Fair Market Value (as hereinafter defined) of a share of Common Stock as of the date the Redemption Notice is received by the Corporation; Notwithstanding anything contained herein to the contrary, no Redemption Notice may be given, and if given shall not be effective, with respect to any shares of Series C Preferred Stock unless such shares shall no longer be subject to forfeiture pursuant to the Merger Agreement.

         (b) TIMING OF REDEMPTION PAYMENTS. Within thirty (30) days following receipt of any valid Redemption Notice, the Corporation shall pay to the Holder giving such Notice an amount equal to the lesser of (i) the full Redemption Payment Amount due to such Holder or (ii) the product of (A) the number of shares of Series C Preferred Stock being redeemed times (B) thirty dollars ($30) (as adjusted for any stock splits, stock dividends, recapitalizations or the like) (the amount of such product being hereinafter referred to as the "INITIAL CAP AMOUNT"). In the event the Redemption Payment Amount payable to any Holder of Series C Preferred Stock exceeds the Initial Cap amount payable to such Holder, the unpaid balance of such amount (such unpaid balance due to any such Holder, together with interest thereon at the rate of eight percent (8%) per annum from the date such Initial Cap Amount was due hereunder until such amount is paid, being hereinafter referred to as such Holder's "REDEMPTION BALANCE AMOUNT") shall be paid to such Holder in accordance with the following provisions of this subsection (b). Within ninety (90) days following the end of each fiscal year, the Corporation shall, to the extent it may legally do so, pay and apply to all Holders who, as of the end so such fiscal year, had a Redemption Balance Amount due to them an amount equal to the lesser of (A) the aggregate Redemption Balance Amounts owned to all such Holders as of the end of such fiscal year and (B) the Free Cash Flow of the Corporation for such fiscal year. In the event the Free Cash Flow of the Corporation for any fiscal year (or the portion thereof that the Corporation is legally permitted to pay) shall not be sufficient to pay the full Redemption Balance Amounts due to all such Holders as of the end of such fiscal year, such Free Cash Flow (or the portion thereof that the Corporation is legally permitted to pay) shall be paid to and among such Holders in proportion to the respective Redemption Balance Amounts owed to them as of the end of such fiscal year. The Corporation may (but is shall not be obligated), to the extent it may legally do so, pay any Redemption Balance Amount sooner than required above, provided that it shall not pay any portion of an Redemption Balance Amount due to any Holder of shares of Series C Preferred Stock unless it concurrently pays an equal portion (determined on the basis of the amount of the respective Redemption Balance Amounts as of the end of the calendar month next preceding the date of payment) of all other outstanding Redemption Balance Amounts.

                  (c) TERMINATION OF RIGHTS. Upon surrender of any shares of Series C Preferred Stock to for redemption as contemplated above, the Holder of such shares shall cease to have any rights attendant to or associated with such shares, excepting only the right to receive payment for such shares as provided above.

                  (d) DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

                  (i) "FAIR MARKET PRICE" of a share of Common Stock as of any date means the average of the daily Trading Prices for a share of Common Stock for the twenty (20) consecutive trading days commencing 20 days before immediately preceding such date, where the Trading





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Price for a share of Common Stock on any trading day shall be (i) the last sale price on such day on the principal stock exchange or the Nasdaq National Market on which shares of Common Stock are then listed or admitted to trading, (ii) if no sale of Common Stock takes place on such day on any such exchange or market, the average of the last reported closing bid and asked prices on such day as officially quoted on any such exchange or market, (iii) if the Common Stock are not then listed or admitted to trading on any stock exchange or such market, the average of the last reported closing bid and asked prices on such day in the over-the-counter market, as furnished by Nasdaq or the National Quotation Bureau, Inc. (or, if neither Nasdaq or the National Quotation Bureau, Inc. is at the time is engaged in business of reporting such prices, then such prices as furnished by any similar firm then engaged in such business, or if there is no such firm, as furnished by any member of the National Association of Securities Dealers ("NASD") selected in good faith by the Board).

                  (ii) "FREE CASH FLOW" of the Corporation for any fiscal year means (a) the after-tax income of the Corporation (determined on a consolidated basis) for such fiscal year plus the amount of depreciation and amortization that were deducted for the purposes of determining the taxable income of the Corporation (determined on a consolidated basis) for such fiscal year LESS (b) the amount of any debt service required to be paid by the Corporation (determined on a consolidated basis) during the next following fiscal year.

                  (iii) "MERGER AGREEMENT" means that certain Merger Agreement And Plan of Reorganization, dated as of December 15, 2000, by and among the Corporation, ZLT Acquisition Corp., ZoomLot Corporation and the Shareholders of ZoomLot Corporation, as the same existed on December 15, 2000.

                  (iv) "REDEMPTION EVENT" means the occurrence of any Valuation Event or the achievement of any Objective that would render any of the shares of Series C Preferred Stock no longer subject to forfeiture under the terms of the Merger Agreement.

                  (v) "REDEMPTION NOTICE" means a written notice that is timely given by the Holder of shares of Series C Preferred Stock to the Corporation at its principal offices, that is signed by such Holder, that specifies the shares of Series C Preferred Stock that such Holder wishes to have redeemed and that is accompanied by the stock certificates that represent the shares of Series C Preferred Stock that such Holder desires to have redeemed and that are being surrendered to the Corporation for redemption and cancellation.

                  (vi) "VALUATION EVENT" means any of the following: (i) the execution by the Surviving Corporation (as defined in the Merger Agreement) or one of its subsidiaries, during the Forfeiture Period (as defined in the Merger Agreement), of an agreement that provides for a private cash equity investment in the Surviving Corporation or such subsidiary of not less than $10 million and pursuant to which the pre-money valuation of the Surviving Corporation and its subsidiaries is $30 million or more, provided that the transaction contemplated by such agreement closes prior to or within 120 days following the Expiration Date (as defined in the Merger Agreement); (ii) the execution, during the Forfeiture Period, of an agreement for the sale by the Corporation of all or substantially all of the equity or assets of the Surviving Corporation in a transaction in which the Surviving Corporation and/or its subsidiaries are valued at $30 million or more, provided that the transaction contemplated by such agreement closes prior to or





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within 120 days following the Expiration Date; (iii) the execution, during the
Forfeiture Period, of an agreement or plan that provides for (A) a firm commitment underwritten initial public offering by the Surviving Corporation,
(B) a reverse merger pursuant to which the Surviving Corporation or any of its subsidiaries is to become a reporting company under the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), (C) a spin off in whole or in part of the capital stock of the Surviving Corporation or any of its subsidiaries to the shareholders of the Corporation, or (D) any event similar to the events in (A),
(B) and (C), in each such case in which the Surviving Corporation or any of its subsidiaries is valued at $30 million or more pre-money and, in the case of an initial public offering, the proceeds are not less than $10 million, provided in each of the foregoing cases that the transaction contemplated by such agreement or plan closes prior to or within 120 days following the Expiration Date; (iv) the execution, during the Forfeiture Period, of an agreement to provide a private cash equity investment in the Corporation or any of its subsidiaries of not less than $10 million and pursuant to which the pre-money valuation of the Surviving Corporation and its subsidiaries is $30 million, wherein $10 million or more of the proceeds of such investment is intended for the Surviving Corporation or any of the Surviving Corporation's subsidiaries, provided that the transaction contemplated by such agreement closes prior to or within 120 days following the Expiration Date; (v) the termination by the Surviving Corporation of the employment of Ray Fidel, Mark Sauder and Eric Splaver, other than for "cause" (as such term is defined or understood under New York law) or on account of their disability, if the Surviving Corporation is, at the time of each of such terminations, in compliance in all material respects with the performance and development criteria set forth in EXHIBIT E to the Merger Agreement; or (vi) the Corporation undergoes a Change in Control, where "CHANGE OF CONTROL" means any of the following: (A) any merger of the Corporation in which the Corporation is not the continuing or surviving entity or pursuant to which capital stock of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which the holders of the Corporation's capital stock immediately prior to such merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after such merger or (B) the failure of the individuals who either constituted the Board at the conclusion of the first meeting of shareholders of the Corporation following the Closing (as defined in the Merger Agreement), were elected by the Holders of shares of Series B Preferred Stock or by a director who was elected by the Holders of shares of Series B Preferred Stock or were elected or approved by any director who was elected by the Holders of shares of Series B Preferred Stock or by a director who was elected by the Holders of shares of Series B Preferred Stock to constitute a majority of the Board, excluding, however, the election, or the nomination for election by the Corporation's shareholders, of any new director approved by a vote of at least two-thirds of the directors then still in office who were directors at the conclusion of the first meeting of shareholders of the Corporation following the Closing or by vote of the Holders of shares of Series B Preferred Stock or by a director who was elected by vote of the Holders of shares of Series B Preferred Stock; or (C) any person (other than any Shareholder (as defined in the Merger Agreement) or affiliate of any Shareholder) acquiring more than 50% of the Corporation's issued and outstanding capital stock unless such acquisition, or the transaction pursuant to which such acquisition was made, was approved or consented to by the Board. For each Valuation Event described in clause (i) through (iv) above, the minimum investment and pre-money valuation criteria shall each be increased dollar-for-dollar for any amount in excess of $6.5 million (or, if less, such lesser amount of funding as may be required to be provided to the


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Surviving Corporation pursuant to Section 1.11(b) of the Merger Agreement) in funding provided to the Surviving Corporation by the Corporation.

         2. REDEMPTION BY THE CORPORATION.

         (a) TIMING OF REDEMPTION RIGHT. At any time after January 1, 2003, the Corporation shall have the right to redeem all or any portion of the outstanding of shares of Series C Preferred Stock. The Corporation may exercise such right by giving written notice (a "NOTICE OF REDEMPTIOn") to all Holders of shares of Series C Preferred Stock specifying the date such notice is being given to such Holders, the total number of shares of Series C Preferred Stock the Corporation has elected to redeem and the portion (the "REDEMPTION PORTION") of all then outstanding shares of Series C Preferred Stock that such number represents. Within thirty (30) days following receipt of any Notice of Redemption, each Holder of shares of Series C Preferred Stock shall deliver and surrender for redemption to the Corporation at its principal business office a certificate or certificates representing the redemption Portion of all shares of Series C Preferred Stock held of record by such Holder as of the date the Notice of Redemption was given (which certificate shall represent, FIRST, to the extent such Holder has any shares of Series C Preferred Stock that are Nonforfeitable Shares (as defined in the Merger Agreement), such shares of Series C Preferred Stock, second, to the extent such Holder has any shares of Series C Preferred Stock that, although Forfeitable Shares (as defined in the Merger Agreement), are no longer subject to forfeiture under the Merger Agreement, such shares, and third, only to the extent such Holder does not have any shares of Series C Preferred Stock that are Nonforfeitable Shares or that, although Forfeitable Shares, are no longer subject to forfeiture under the Merger Agreement, other shares of Series C Preferred Stock.

         (b) PAYMENT FOR SHARES CALLED FOR REDEMPTION. Within thirty (30) days following receipt of certificates representing shares of Series C Preferred Stock called for redemption as contemplated above, the Corporation shall pay to the Holder of such shares an amount equal to the product of (A) the number of shares of Series C Preferred Stock being redeemed times (B) the greater of (x) $15.00 (as adjusted for any stock splits, stock dividends, recapitalizations or the like) plus all declared but unpaid dividends on such shares or (y) ten (10) times the Fair Market Value of a share of Common Stock as of the date the Notice of Redemption was given to Holder of shares of Series C Preferred Stock.

                   (c) TERMINATION OF RIGHTS. The Holder of such shares of Series C Preferred Stock called for redemption as contemplated above shall cease to have any rights attendant to or associated with such shares, excepting only the right to receive payment for such shares as provided above.

         3. Voting Rights. No voting rights shall be attendant to or associated with the shares of Series C Preferred Stock.

         III.    DESIGNATIONS COMMON TO BOTH SERIES B AND C PREFERRED STOCK

         1. DIVIDEND PROVISIONS. No dividends shall be made with respect to any share of Common Stock unless a dividend in an amount equal to ten (10) times the amount of the



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dividend payable with respect to a share of Common Stock is paid with respect to each share of the Series B and C Preferred Stock.

         2. LIQUIDATION DISTRIBUTIONS. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holders of shares of Series B and C Preferred Stock shall be entitled to receive an amount per share equal to ten (10) times the amount payable per share of Common Stock upon such liquidation, dissolution or winding up. .

         3. NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder of shares of Series B or C Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         4. NOTICES GENERALLY; STATUS OF HOLDER. Any notice required or contemplated herein to be given to any Holders of shares of Series B or C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to such Holder at his/her/its address appearing on the books and records of the Corporation or of the registrar and transfer agent for shares of the Series B and C Preferred Stock. Any notice required or contemplated herein to be given to the Corporation shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to the Corporation at the address of its then principal office and to the attention of the President of the Corporation. For all purposes hereof, the Corporation shall be entitled to treat the Holder of any shares of Series B or C Preferred Stock as the true and rightful owner of such shares, regardless of any notice or claim to the contrary.

         5. STATUS OF REDEEMED OR CONVERTED STOCK. In the event any shares of Series B or C Preferred Stock shall be converted or redeemed as contemplated above, such shares shall be cancelled, but the same shall revert to authorized but unissued shares of preferred stock of the corporation, without designation, until such time as, by appropriate resolution of the Board, such shares are designated as a difference series of preferred, following which such shares may again be issued with such rights, preferences, privileges, and restrictions as may be specified in such resolutions.

         6. AMENDMENT AND WAIVER. The waiver (including any prospective waiver) of any provision hereof or of any breach of any obligation hereunder shall be effective, and any amendment, modification or other change of any provision hereof shall be effective, (i) as against the Corporation (and against its successors and assigns), if in writing signed by the Corporation and approved by a duly adopted resolution of the Board, (ii) as against any Holder of any shares of Series B or C Preferred Stock (and against such Holder's heirs, administrators, executors, legal representatives, successors and assigns), if in writing signed by such Holder, (iii) as against all Holders of any shares of Series B Preferred Stock (and against all such Holders' heirs, administrators, executors, legal representatives, successors and assigns), if in writing signed by the Shareholders' Representative (as defined in the Merger Agreement) or by or more





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

Holders of shares of Series B Preferred Stock who, at the time such writing is signed, individually or in the aggregate own of record a majority of the issued and outstanding shares of Series B Preferred Stock, (iv) as against all Holders of any shares of Series C Preferred Stock (and against all such Holders' heirs, administrators, executors, legal representatives, successors and assigns), if in writing signed by the Shareholders' Representative or by one or more Holders of shares of Series C Preferred Stock who, at the time such writing is signed, individually or in the aggregate own of record a majority of the issued and outstanding shares of Series C Preferred Stock, and (v) as against all Holders of any shares of Series B or C Preferred Stock (and against all such Holders' heirs, administrators, executors, legal representatives, successors and assigns), if in writing signed by the Shareholders' Representative or by one or more Holders of shares of Series B and/or C Preferred Stock who, at the time such writing is signed, individually or in the aggregate own of record a majority of the issued and outstanding shares of Series B and C Preferred Stock, taken together. Without limiting the generality of the foregoing, any and all provisions of this Certificate of Designations may be waived or amended, modified or otherwise changed, but no such waiver, amendment, modification or other change shall be binding on the Corporation unless the same has been approved by a duly approved resolution of the Board.

         7. RESTRICTIONS ON TRANSFER. Notwithstanding anything contained herein to the contrary, nothing contained herein shall obligate the Corporation to issue any securities to any nominee or assignee of any Holder of shares of Series B or C Preferred Stock if such issuance would violate any federal or state securities laws or any other laws or would be violative of any contract, court order or other restraint binding upon such Holder or is such securities are subject to any stop transfer order or instructions.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf this ______ day of December, 2000, by a duly authorized officer of the Corporation.

                                          NATIONAL AUTO CREDIT, INC.

                                          By:___________________________________
                                              Name: James J.  McNamara
                                              Title:  Chief Executive Officer







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